EXHIBIT 99.1

ZVUE APPOINTS NEW BOARD MEMBER

Company Also Submits Nasdaq Compliance Plan

SAN FRANCISCO, August, 5, 2008-- ZVUE Corporation (NASDAQ: ZVUE), a global digital entertainment company, today announced the addition of Mr. Ulysses S. Curry, effective August 4, 2008, to its Board of Directors as well as its Audit, Compensation and Governing committees increasing its board membership to six members. The company has also approved the appointment of its current board member, Mr. Robert Austrian, to the Company’s Audit committee.

Mr. Curry has over twenty five years of corporate lending and financing experience as a credit officer and analyst with several of the largest US banks and financial services companies -including Bank of America, Citicorp, Xerox Credit Corporation, and ITT Capital: and, has completed institutional financings exceeding $800 million in alternative energy projects, medical devices, health care, technology, and commercial real estate investments to development stage, emerging growth, and middle market companies. Mr. Curry is formerly Chief Financial Officer of Accuray Incorporated (NASDAQ:ARAY), a medical device company, where he helped to restructure the company’s equity, raised additional capital to support growth, and directed operations enabling the company to meet its operating and financial objectives at a critical period in the company’s development. Mr. Curry holds a MBA with an emphasis in Finance from the University of Wisconsin - Madison, and a BA degree in Economics from Bishop College, Dallas, Texas.

The Board of Directors also appointed Mr. Robert Austrian to our Audit committee. Mr. Austrian has served on the Board and the Compensation and Governing committees since he joined the Board in January 2007.

In addition, on August 1, 2008 the Company submitted to the NASDAQ Stock Market ("NASDAQ") its plan and timetable to achieve listing compliance on the NASDAQ. The Company had received notice on July 17, 2008 from the NASDAQ that the Company no longer met the independent director and audit committee requirements for continued listing on The Nasdaq Stock Market under Marketplace Rules 4350(c)(1)1 and 4350(d)(2)2 (the “Rules”), respectively. The NASDAQ had asked the Company to provide a specific plan and timetable to achieve compliance with the Rules on or before August 1, 2008.

Jeff Oscodar, ZVUE President & CEO commented, “We are delighted to have Ulysses Curry join our board as he brings a wealth of executive, financial and operational experience to our organization. In addition, I am pleased the Board has appointed Robert Austrian to our Audit committee. These changes have allowed us to submit a comprehensive plan to the NASDAQ aimed at achieving our continued listing.”

About ZVUE Corporation

ZVUE Corporation (NASDAQ:ZVUE - News) is a global digital entertainment company. Its ZVUE Network (comprised of eBaumsWorld.com, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com and ZVUE.com) is consistently among the top-five companies providing user-generated video online and ranked in the top 50 online entertainment companies overall by comScore. ZVUE™ personal media players are mass-market priced and currently available for purchase online and in Wal-Mart stores throughout the U.S. For more information, visit www.zvue.com.

ZVUE, HandHeld Entertainment, eBaum’s World, ZVUE Networks, eBaumsWorld.com, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com, ZVUE.com and ZVUE are trademarks of ZVUE Corporation. All other trademarks are property of their respective owners.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in ZVUE Corporation’s filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K and other reports filed by the company with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.

Contact:

ZVUE Corporation
Investor:
Howard Gostfrand/David Sasso, 305-918-7000
info@amcapventures.com